FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of
FVAguilar
Secretary of State
State Of Nevada

Business Number
E0141362015-3
Filing Number
20243831644
Filed On
02/20/2024 15:03:05 PM
Number of Pages
7

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☑ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: **Quantumzyme Corp.** Entity or Nevada Business Identification Number (NVID): **NV20151178356**
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 02/20/2024 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: **CLASS A PREFERRED SHARES AND CLASS B PREFERRED SHARES**
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☑ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	**X** Naveen Krishnarao Kulkarni Signature of Officer Date: 02/20/2024

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number E0141362015-3
FVAguilar	Filing Number 20243831644
Secretary of State State Of Nevada	Filed On 02/20/2024 15:03:05 PM
	Number of Pages 7

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF
QUANTUMZYME CORP.
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
RIGHTS, AND LIMITATIONS OF ITS
CLASS A PREFERRED SHARES
AND
CLASS B PREFERRED SHARES

Quantumzyme Corp., a corporation organized and existing under the Nevada Revised Statutes the Company's (the "Company") and its Board of Directors (the "Board"), acting pursuant to, and in accordance with, the provisions of Nevada Revised Statutes ("NRS") 78.195 and 78.1955 and the Corporation's Articles of Incorporation, as amended to date (the "Articles of Incorporation") and with the approval of the requisite voting power of the outstanding Series A Preferred Stock and Series B Preferred Stock, have duly authorized and approved the amendment and restatement of the certificate of designation of the Corporation's Series A Preferred Stock and Series B Preferred Stock, which is hereby amended to read in its entirety as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of the Company the following series of preferred stock of the Company are hereby established; and

FURTHER RESOLVED, that Series A Preferred Stock of the Company is hereby given the distinctive designation of "Series A Preferred Stock"; and

FURTHER RESOLVED, that the Series A Preferred Stock shall consist of 10,000,000 shares; and

FURTHER RESOLVED, that Series B Preferred Stock of the Company is hereby given the distinctive designation of "Series B Preferred Stock"; and

FURTHER RESOLVED, that the Series B Preferred Stock shall consist of 10,000,000 shares; and

FURTHER RESOLVED, that the Series A Preferred Stock and the Series B Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the "Designation" or the "Certificate of Designations"):

SECTION 1. DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a) "**Business Day**" means a day in which a majority of the banks in the State of Nevada in the United States of America are open for business.

(b) **"Common Stock"** means the Company's $0.00001 par value common stock, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

(c) **"Distribution"** shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Company in connection with the settlement of disputes with any shareholder, (iv) any other repurchase or

redemption of capital stock of the Company approved by the holders of (a) a majority of the Common Stock and (b) a majority of the Preferred Stock of the Company voting as separate classes.

(d) "**Holder**" shall mean the person or entity in which the Preferred Stock is registered on the books of the Company, which shall initially be the person or entity which subscribes for the Preferred Stock and shall thereafter be permitted and legal assigns which the Company is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Company.

(e) "**Holders**" shall mean all Holders of either series of Preferred Stock.

(f) "**Junior Stock**" shall mean the Company's Common Stock.

(g) "**Preferred Stock**" means the collectively the Series A Preferred Stock and the Series B Preferred Stock.

(h) "**Preferred Stock Certificates**" means the certificates, as replaced from time to time, evidencing the outstanding Preferred Stock shares.

(i) "**Recapitalization**" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification, or other similar event.

(j) "**Restricted Shares**" means shares of the Company's Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is affected in compliance with the Securities Act of 1933, as amended and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar):

> ***"The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."***

SERIES A PREFERRED STOCK

SECTION 2. DESIGNATION OF SERIES A PREFERRED STOCK. The shares of such series shall be designated as the "Series A Preferred Stock" (the "Series A Preferred Stock") and the number of shares initially constituting such series shall be up to 10,000,000 shares.

SECTION 3. CONVERSION. The Series A Preferred Stock shall be convertible, at the option of the Holder, into Common Stock as specifically set forth below:

(a) Conversion Ratio. The "Conversion Ratio" per share of the Series A Preferred Stock in connection with a Conversion shall be at a ratio of 1:10, meaning for every (1) one Preferred A Stock share shall convert into 10 common shares of stock of the Company.

(b) Taxes. The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid. The Company shall withhold from any payment due whatsoever in connection with the Preferred Stock any and all required withholdings and/or taxes the Company, in its sole discretion deems reasonable or necessary, absent an opinion from Holder's accountant or legal counsel, acceptable to the Company in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Company.

(c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) Effect of Conversion. On the date of any Conversion, all rights of any Holder with respect to the shares of the Series A Preferred Stock so converted, including the rights, if any, to receive distributions of the Company's assets (including, but not limited to, the Liquidation Preference) or notices from the Company, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of shares of Common Stock into which such shares of the Series A Preferred Stock have been converted.

SECTION 4. VOTING. The holder of each share of Series A Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Preferred Stock held by such holder; and (b) by 100. Such voting calculation is hereby authorized by the Company and the Company acknowledges such calculation may result in the total number of possible votes cast by the Series A Holders and all other classes of the Company's common stock in any given voting matter exceeding the total aggregate number of shares which this Company shall have authority to issue. With respect to any shareholder vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of Series A Preferred Stock shall vote together with all other classes and series of common and preferred stock of the Company as a single class on all actions to be taken by the Common Stock shareholders of the Company, except to the extent that voting as a separate class or series is required by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

SECTION 5. DIVIDENDS.

(a) The holders of the Series A Preferred Stock shall not be entitled to receive any dividends.

(b) To the fullest extent permitted by the Nevada Revised Statutes, the Company shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.

SECTION 6. LIQUIDATION PREFERENCE.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Company to the Holders of the Junior Stock by reason of their ownership of such stock, but not prior to any holders of the Company's Senior Securities, which holders shall have priority to the distribution of any assets of the Company, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of the Liquidation Preference specified for such share of Series A Preferred Stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the Holders of the Series A Preferred Stock are insufficient to permit the payment to such Holders of the full amounts specified in this Section 6(a), subsequent to the payment to the Senior Securities then the entire remaining assets of the Company following the payment to the Senior Securities legally available for distribution shall be distributed with equal priority and pro rata among the Holders of the Series A

Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 6(a).

(b) Remaining Assets. After the payment to the Holders of Series A Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the Holders of the Junior Stock in proportion to the number of shares of Junior Stock, and the terms of such Junior Stock, held by them.

(c) Valuation of Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Company by another entity, the Distribution date shall be deemed to be the date such transaction closes.

SECTION 7. REDEMPTION. The Series A Preferred Stock shall have no redemption rights.

SERIES B PREFERRED STOCK

SECTION 8. DESIGNATION OF SERIES B PREFERRED STOCK. The shares of such series shall be designated as the "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares initially constituting such series shall be up to 10,000,000 shares.

SECTION 9. CONVERSION. The Series B Preferred Stock shall be convertible, at the option of the Holder, into Common Stock as specifically set forth below:

(a) Conversion Price. The "Conversion Ratio" per share of the Series B Preferred Stock in connection with a Conversion shall be at a ratio of 1:50, meaning for every (1) one Preferred B Stock share shall convert into 50 common shares of stock of the Company.

(b) Taxes. The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid. The Company shall withhold from any payment due whatsoever in connection with the Series B Preferred Stock any and all required withholdings and/or taxes the Company, in its sole discretion deems reasonable or necessary, absent an opinion from Holder's accountant or legal counsel, acceptable to the Company in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Company.

(c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) Effect of Conversion. On the date of any Conversion, all rights of any Holder with respect to the shares of the Series B Preferred Stock so converted, including the rights, if any, to receive distributions of the Company's assets (including, but not limited to, the Liquidation Preference) or notices from the Company, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of shares of Common Stock into which such shares of the Series B Preferred Stock have been converted.

SECTION 10. VOTING. The holder of each share of Series B Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series B Preferred Stock held by such holder; and (b) by 500. Such voting calculation is hereby authorized by the Company and the Company acknowledges such calculation may result in the total number of possible votes cast by the Series B Holders and all other classes of the Company's common stock in any given voting matter exceeding the total aggregate number of shares which this Company shall have authority to issue. With respect to any shareholder vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of Series B Preferred Stock shall vote together with all other classes and series of common and preferred stock of the Company as a single class on all actions to be taken by the Common Stock shareholders of the Company, except to the extent that voting as a separate class or series is required by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

SECTION 11. DIVIDENDS.

(a) The holders of the Series B Preferred Stock shall not be entitled to receive any dividends.

(b) To the fullest extent permitted by the Nevada Revised Statutes, the Company shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.

SECTION 12. LIQUIDATION PREFERENCE.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Company to the Holders of the Junior Stock by reason of their ownership of such stock, but not prior to any holders of the Company's Senior Securities, which holders shall have priority to the distribution of any assets of the Company, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of the Liquidation Preference specified for such share of Series B Preferred Stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the Holders of the Series B Preferred Stock are insufficient to permit the payment to such Holders of the full amounts specified in this Section 11(a), subsequent to the payment to the Senior Securities then the entire remaining assets of the Company following the payment to the Senior Securities legally available for distribution shall be distributed with equal priority and pro rata among the Holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 11(a).

(b) Remaining Assets. After the payment to the Holders of Series B Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the Holders of the Junior Stock in proportion to the number of shares of Junior Stock, and the terms of such Junior Stock, held by them.

(c) Valuation of Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Company by another entity, the Distribution date shall be deemed to be the date such transaction closes.

SECTION 13. REDEMPTION. The Series B Preferred Stock shall have no redemption rights.

MISCELLANEOUS

SECTION 14. REPORTS. The Company shall mail to all holders of Preferred Stock those reports, proxy statements, and other materials that it mails to all of its holders of Common Stock.

SECTION 15. NOTICES. In addition to any other means of notice provided by law or in the Company's Bylaws, any notice required by the provisions of this Designation to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder's address appearing on the books of the Company.

SECTION 16. HEADINGS. The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

SECTION 17. INTERPRETATION. Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 20th day of February, 2024.

QUANTUMZYME CORP.

By: ______________________________
Name: Naveen Krishnarao Kulkarni
Title: Chief Executive Officer